Exhibit 10.10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 11 day of June 2020, by and between Starton Therapeutics, Inc., with an address at 57 W 57 St, 411, New York, NY 10019 (“Client”), and Mohamad Hussein (“Consultant”) with an address at 8955 S. Highway A1A, Melbourne Beach, FL 32951.

1. Consultancy. Client hereby retains Consultant, and Consultant hereby accepts such retention, commencing July 1, 2020.

2. Services. Consultant shall provide consulting services to complete:

●	Consultant shall provide the following Services: providing strategic guidance on research and development of Client products, planning and developing clinical studies for a pipeline of hematological therapeutics, and ensuring that proper guidelines and protocols are being followed.

●	Consultant shall be listed on Client website and promotional materials as “Hematological Malignancies Consulting Lead”. For the avoidance of doubt, refer to Section 9.1, “Not an Employee”.

●	During the term of this Agreement, Consultant shall be available to perform services, during business hours and at other reasonable times, as may be requested and agreed to by Consultant for up to fifty (50) hours per month.

●	Any Services above fifty (50) hours per month of Consultant’s time to be approved in advance by Chief Executive Officer or their designee.

●	Consultant agrees to perform the services hereunder in a professional and workmanlike manner consistent with the standard in the industry, including compliance with applicable laws, rules and regulations.

3. Compensation. Client will pay consultant $250,000 per year during the term of the agreement. If Services required exceed fifty (50) hours per month, Services will be billed at $1,000 per hour. In addition, Client will reimburse Consultant for reasonable expenses in accordance with Client’s Travel and Expense Policy incurred in the provision of services. Reasonable travel time is not considered as a billable service or expense. Invoices to be submitted to Client on a monthly basis and paid within ten days.

Pursuant to the COVID-19 pandemic, Consultant agrees that the company will withhold 20% of the agreed payment until such a time as the company is properly funded. At such time, all amounts withheld by Client shall be paid to consultant.

4. Other Engagements. Consultant represents that Consultant is not and shall not become a party to any agreement that conflicts with Consultant’s duties hereunder.

5. Ownership of Work Product. “Work Product” shall mean any ideas, inventions, original works of authorship, development, improvements, or processes, solely or jointly conceived, developed or reduced to practice by Consultant, which arise out of, relate to or result from the services rendered under this Agreement. Consultant hereby assigns to Client all of Consultant’s right, title and interest in and to any Work Product (including without limitation all intellectual property rights associated therewith) and acknowledges and agrees that such Work Product is the sole and exclusive property of Client.

6. Confidentiality. Consultant agrees that during the term of this Agreement and thereafter, Consultant shall not disclose without the prior written consent of Client, any Confidential Information. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Client, or any third party, that the Client has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure; (ii) information that was rightfully in the Consultant’s possession prior to the Consultant’s consulting relationship or employment with the Client and was not assigned to the Client or was not disclosed to the Consultant in the Consultant’s capacity as a director or other fiduciary of the Client; or (iii) information disclosed to the Consultant, after the termination of the Consultant’s employment by the Client, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Client, and who is not subject to an obligation to keep such information confidential for the benefit of the Client, or any third party with whom the Client has a contractual relationship. The Consultant understands and agrees that all Confidential Information shall be kept confidential by the Consultant both during and after the Consultant’s employment by the Client, and shall not be limited to a five (5) year period after the term of this Agreement or the Consulting Agreement, as provided for in Section 5.2 of the Consulting Agreement. The Consultant further agrees that the Consultant will not, without the prior written approval by the Client, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of the Consultant’s employment or at any time thereafter, except as required by the Client in the course of the Consultant’s employment.

7. Non-Publicity. Neither party will use the name of the other party or the name of an employee of the other party for promotional purposes without prior written approval from the other party, nor publicly disclose the existence of this agreement or its terms.

8. Survival and Termination. This Agreement may be terminated by either party immediately upon written notice to the other party in the event of a material breach by the other party in the performance of its obligations hereunder. Any breach by Consultant of any term of Paragraphs 4, 5 or 6 shall be deemed a material breach hereof.

This Agreement automatically renews on an annual basis. Client or Consultant may terminate this Agreement at any time by providing the other party with ninety (90) days prior written notice of termination. The terms and obligations of Paragraphs 4, 5 and 6 shall survive termination of this Agreement for any reason whatsoever.

9. Miscellaneous.

9.1 Not an Employee. Consultant is an independent contractor and is not an employee of Client. Consultant shall be entitled to no benefits or compensation from Client except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Client. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.

9.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties hereto; provided that, Consultant may not assign any right or obligations hereunder without Client’s written consent.

9.3 Severability. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

9.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

9.5 Entire Agreement. This Agreement contains the entire agreement of the parties concerning its subject matter. This Agreement supersedes all prior discussions, negotiations, promises, and agreements. This Agreement can be amended or modified only in a subsequent written document signed by the parties.

9.6 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by registered mail, and shall be deemed to have given when personally served or delivered by signed registered mail receipt.

9.7 Applicable Law. This agreement shall be governed by the laws of the State of New York.

9.8 Counterparts. This agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.9 Headings. The paragraph and subparagraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.10 Further Assurances. Each of the parties shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Starton Therapeutics, Inc.

/s/ Mohamad Hussein	By:	/s/ Pedro Lichtinger
Mohamad Hussein